Exhibit 99.1

ACCOUNTANT’S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our report dated May 10, 2007 on our review of the interim financial statements of NaturalNano, Inc. as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006 and for the period from December 22, 2004 (inception) to March 31, 2007 is included in the Company’s Registration Statement on Form SB-2. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 31, 2007